EXHIBIT (d)(12)

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AGREEMENT between NORTHERN INSTITUTIONAL FUNDS, a Delaware business trust (the “Trust”), and NORTHERN TRUST GLOBAL INVESTMENTS LTD. (“NTGIL”) (on behalf of the International Growth Portfolio) and NORTHERN TRUST INVESTMENTS, N.A., (“NTI”) together with NTGIL the “Advisers”), each a wholly owned subsidiary of THE NORTHERN TRUST COMPANY.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust presently offers Shares in the portfolios listed on Exhibit A, which may be amended from time to time, (such portfolios, the “Current Portfolios” together with all other portfolios previously or subsequently established by the Trust and made subject to this Agreement being herein collectively referred to as the “Portfolios”); and

WHEREAS, the Trust desires to retain NTI to render investment advisory services to the Trust and each of its Portfolios, jointly with NTGIL with respect to the International Growth Portfolio, as indicated below and the Advisers are willing to so render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment of Advisers.

(a)	The Trust hereby appoints NTI, jointly with NTGIL with respect to the International Growth Portfolio, to act as investment advisers to the Trust and the Trust hereby appoints NTI to act as investment adviser to each of the other Current Portfolios for the periods and on the terms herein set forth. The Advisers accept such appointment and agree to render the services herein set forth, for the compensation herein provided.

(b)

In the event that the Trust establishes one or more portfolios other than the Current Portfolios with respect to which it desires to retain one or more of the Advisers to act as investment adviser hereunder, it shall notify the Advisers in writing. If the Advisers are willing to render such services under this Agreement it shall notify the Trust in writing whereupon such portfolio shall become a Portfolio hereunder and shall be subject to the provisions of this Agreement to the same extent as the Current Portfolios except to the extent that said provisions (including those relating to the compensation payable by the Trust to the Advisers) are modified with respect to such Portfolio in writing by the Trust and the Advisers at the time.

(c)	At its discretion, the Advisers may provide advisory services under this Agreement through their own employees or the employees of one or more affiliated companies that are qualified to act as investment adviser to the Trust under applicable law and either control, are controlled by or are under control with the Advisers, provided that: (i) all persons, when providing services hereunder, are functioning as part of an organized group of persons; and (ii) such organized group of persons is managed at all times by the Advisers’ authorized officers. In addition, the Advisers may engage one or more investment advisers that are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended, to act as sub-advisers or co-advisers to provide with respect to any Portfolio any or all of the services set forth in this Agreement, all as shall be set forth in a written contract approved to the extent and in the manner required by the 1940 Act and interpretations thereof by the Securities and Exchange Commission (the “Commission”) and its staff.

2. Delivery of Documents. The Trust has delivered (or will deliver as soon as is possible) to the Advisers copies of each of the following documents:

(a)	Agreement and Declaration of Trust dated as of July 1, 1997, together with all Amendments thereto (such Agreement and Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Trust Agreement”), copies of which are on file with the Trust;

(b)	By-Laws of the Trust (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”);

(c)	Co-Administration Agreement between the Trust and its Co-Administrators;

(d)	Distribution Agreement and Foreign Custody Agreement between the Trust and its Distributor;

(e)	Custodian Agreement and Foreign Custody Agreement between the Trust and its Custodian;

(f)	Transfer Agency Agreement between the Trust and its Transfer Agent;

(g)	Prospectuses and Statements of Additional Information for the Current Portfolios (such Prospectuses and Statements of Additional Information, as presently in effect and as amended, supplemented and/or superseded from time to time, is herein called the “Prospectus” and “Statement of Additional Information,” respectively); and

(h)	All Post-Effective Amendments to the Trust’s Registration Statement on Form N-1A (No. 2-80543) under the Securities Act of 1933 (the “1933 Act”) and all Amendments to the Trust’s Registration Statement on such form (No. 811-3605) under the 1940 Act, filed with the Commission to date (such Registration Statement, as presently in effect and as amended from time to time, is herein called the “Registration Statement”).

The Trust agrees to promptly furnish the Advisers from time to time with copies of all amendments of or supplements to or otherwise current versions of any of the foregoing documents not heretofore furnished.

3. Duties of Advisers.

(a)	Subject to the general supervision of the Trustees of the Trust, NTI shall manage the investment operations of each of the Portfolios, jointly with NTGIL with respect to the International Growth Portfolio, and the composition of each Portfolio’s assets, including the purchase, retention and disposition thereof. In this regard, the Advisers:

(i)	shall provide supervision of the Portfolios, assets, furnish a continuous investment program for such Portfolios, determine from time to time what investments or securities will be purchased, retained or sold by the Portfolios, and what portion of the assets will be invested or held uninvested as cash;

(ii)

shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Portfolio in question is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Advisers shall use their best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Advisers shall consider all factors they deem relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Advisers may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Portfolio and/or other account over which the Advisers and/or an affiliate of the Advisers exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Advisers shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Advisers may, at their discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Advisers’ opinion of the reliability and quality of such broker, dealer or such other person; and

(iii)	may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Portfolio as well as other fiduciary or agency accounts managed by the Advisers, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisers in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Portfolio and to such other accounts.

(b)	Each Adviser, in connection with its rights and duties with respect to the Trust:

(i)	shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(ii)	shall act in conformity with the Trust Agreement, By-Laws, Registration Statement, Prospectus and Statement of Additional Information, and the instructions and directions of the Trustees of the Trust, and will use its best efforts to comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings.

(c)	Each Adviser shall:

(i)	comply with all applicable Rules and Regulations of the Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law; and

(ii)	maintain a policy and practice of conducting its investment advisory services hereunder independently of its commercial banking operations and those of any affiliated bank of the Advisers. When the Advisers make investment recommendations for a Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio’s account are customers of its commercial banking department (if any) or the commercial banking department of any affiliated bank of the Advisers.

(d)	No Adviser shall, unless permitted by the Commission:

(i)	permit the Portfolios to execute transactions with the Advisers’ Bond Department; or

(ii)	permit the Portfolios to purchase certificates of deposit of the Advisers or their affiliate banks, commercial paper issued by the Advisers’ parent holding company or other securities issued or guaranteed by the Advisers, their parent holding company or their subsidiaries or affiliates.

(e)	The Advisers shall render to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request.

(f)	The services of the Advisers hereunder are not deemed exclusive and the Advisers shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

4. Expenses. During the term of this Agreement, each Adviser shall pay all costs incurred by it in connection with the performance of its duties under paragraph 3 hereof, other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of securities purchased or sold for a Portfolio.

5. Compensation.

(a)	For the services provided and the expenses assumed by the Advisers pursuant to this Agreement, the Trust shall pay to the Advisers as full compensation therefor a fee at the annual rate as set forth in Exhibit A.

(b)	The fee will be computed based on net assets on each day and will be paid to the Advisers monthly.

6. Books and Records. Each Adviser agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act, such records as are required to be maintained by Rule 31a-1 of the Commission under the 1940 Act (other than clause (b)(4) and paragraphs (c), (d) and (e) thereof). Each Adviser further agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s request.

7. Indemnification.

(a)	The Trust hereby agrees to indemnify and hold harmless the Advisers, their directors, officers, and employees and each person, if any, who controls the Advisers (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)

any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the Registration Statement, the Prospectus, the Statement of Additional Information, or any application or other document filed in connection with the qualification of the Trust or Shares of the Trust under the Blue Sky or securities laws of any jurisdiction (“Application”), except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a breach of the Advisers’ duties in connection with this Agreement or made in reliance upon and in conformity with information furnished by, through or on behalf of the Adviser for use in connection with the Registration Statement, any Application, the Prospectus or the Statement of Additional Information; or

(ii)	subject to clause (i) above, the Advisers acting in accordance with the terms hereof;

and the Trust will reimburse each Indemnified Party for any legal or other expense incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action.

(b)	If the indemnification provided for in paragraph 7(a) is due in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Trust, then the Trust shall contribute to the aggregate amount paid or payable by the Trust and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Trust and such Indemnified Parties in connection with the operation of the Trust, (ii) the relative fault of the Trust and such Indemnified Parties, and (iii) any other relevant equitable considerations. The Trust and the Advisers agree that it would not be just and equitable if contribution pursuant to this subparagraph (b) were determined by pro rata allocation or other method of allocation which does not take account of the equitable considerations referred to above in this subparagraph (b). The amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (b) shall be deemed to include any legal or other expense incurred by the Trust and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(c)	It is understood, however, that nothing in this paragraph 7 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against, or contribution with respect to, any liability to the Trust or its Shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of a reckless disregard to its obligations and duties, under this Agreement or otherwise, to an extent or in a manner inconsistent with Section 17 of the 1940 Act.

8. Duration and Termination. Insofar as the holders of Shares representing the interests in the Current Portfolios are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, until June 30, 2008, and, insofar as the holders of the Shares representing the interests of each of the other Portfolios are affected by this Agreement, it (as supplemented by the terms specified in any notice and agreement pursuant to paragraph 1(b) hereof) shall continue (assuming approval by the initial holder(s) of Shares of such Portfolio) until June 30 of the year following the year in which the Portfolio becomes a Portfolio hereunder, and with respect to each Portfolio thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by a vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in such Portfolio; provided, however, that this Agreement may be terminated by the Trust as to any Portfolio at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by a vote of a majority of the outstanding Shares (as so defined) representing the interests in the Portfolio affected thereby on 60 days’ written notice to the Advisers, or by the Advisers at any time, without payment of any penalty, on 60 days’ written notice to the Trust. The requirement that this Agreement be “approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

9. Name of the Trust. The Advisers agree that the name “Northern” may be used in the name of the Trust and that such name, any related logos and any service marks containing the word “Northern” may be used in connection with the Trust’s business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Trust will cease such use. The Trust acknowledges that it has no rights to the name “Northern,” such logos or service marks other than those granted in this paragraph and that the Advisers reserve to themselves the right to grant the nonexclusive right to use the name “Northern,” such logos or service marks to any other person, including, but not limited to, another investment company.

10. Status of Advisers as Independent Contractors. Each Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

11. Amendment of Agreement. This Agreement may be amended by mutual consent of the parties, and the consent of the Trust must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and, to the extent required by the 1940 Act and interpretations thereof by the Commission and its staff, by vote of a majority of the outstanding Shares (as defined with respect to voting securities by the 1940 Act) representing the interests in each Portfolio affected by such amendment.

12. Shareholder Liability. This Agreement is executed by or on behalf of the Trust with respect to each of the Portfolios and the obligations hereunder are not binding upon any of the Trustees, officers or Shareholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Portfolio-by-Portfolio basis, and the assets of one Portfolio shall not be liable for the obligations of another Portfolio.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and (except as to paragraph 12 hereof which shall be construed in accordance with the laws of the State of Delaware) the laws of the State of Illinois and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to the last sentence of paragraph 8) and, to the extent provided in paragraph 7 hereof, each Indemnified Party. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of this 29th day of January, 2008.

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President

NORTHERN TRUST GLOBAL INVESTMENTS LTD. (As to International Growth Portfolio only)

By:	/s/ Mark Gossett
Name:	Mark Gossett
Title:	Director

EXHIBIT A

Pursuant to Section 5 of this Agreement, the Trust shall pay to the Advisers a fee at the annual rate calculated as a percentage of each Current Portfolio’s assets as set forth below:

FUND	FEE RATE (%)
Balanced Portfolio	0.60
Bond Portfolio	0.40
Core Bond Portfolio	0.40
Diversified Assets Portfolio	0.25
Diversified Growth Portfolio	0.75
Equity Index Portfolio	0.10
Focused Growth Portfolio	0.85
Government Portfolio	0.25
Government Select Portfolio	0.20
Intermediate Bond Portfolio	0.40
International Equity Index Portfolio	0.25
International Growth Portfolio	0.90
Mid Cap Growth Portfolio	0.90
Municipal Portfolio	0.20
Prime Obligations Portfolio	0.15
Short Bond Portfolio	0.40
Small Company Growth Portfolio	0.95
Small Company Index Portfolio	0.20
Tax-Exempt Portfolio	0.25
U.S. Government Securities Portfolio	0.40
U.S. Treasury Index Portfolio	0.30